Filed Pursuant to Rule 424(b)(3)

Registration No. 333-290719

PROSPECTUS

Q/C Technologies, Inc.

6,511,799 Shares of Common Stock

This prospectus relates to the resale by the selling stockholders named in this prospectus from time to time of up to an aggregate of 6,511,799 shares of our common stock, par value $0.001 per share (the “Common Stock”), consisting of (i) 2,800,000 shares of Common Stock issuable upon the conversion of shares of our newly designated Series H convertible preferred stock (the “Series H Preferred Shares”) issued pursuant to the Securities Purchase Agreement (as defined herein), (ii) 2,949,000 shares of Common Stock issuable upon the exercise of certain warrants to purchase shares of Common Stock (the “Warrants”) issued pursuant to the Securities Purchase Agreement and Engagement Agreements (as defined herein), (iii) 747,366 shares of Common Stock issuable upon the conversion of shares of our newly designated Series I convertible preferred stock (the “Series I Preferred Shares”) issued pursuant to the MIPA (as defined herein), and (iv) 15,433 shares of Common Stock (the “Advisory Shares”) to be issued pursuant to the Advisory Agreement (as defined herein).

The Series H Preferred Shares were acquired by the applicable selling stockholders under the Securities Purchase Agreement (the “Purchase Agreement”), dated September 2, 2025, by and among the Company and the investors party thereto (the “Investors”). The Warrants were acquired by the selling stockholders under the (i) Purchase Agreement (such Warrants issued pursuant to the Purchase Agreement, the “Investor Warrants”), (ii) an engagement agreement (the “GPN Engagement Agreement”), dated August 28, 2025, between the Company and GP Nurmenkari Inc. (“GPN”) and (iii) an engagement agreement (the “Rodman Engagement Agreement” and, collectively with the GPN Engagement Agreement, the “Engagement Agreements”), dated August 27, 2025, between the Company and Rodman & Renshaw LLC (“Rodman”), as applicable (such Warrants issued pursuant to the Engagement Agreements, the “Placement Agent Warrants”). The Series I Preferred Shares were acquired by the applicable selling stockholders under a Membership Interest Purchase Agreement (the “MIPA”), by and among the Company, LPU Holdings LLC (“LPU”) and the members of LPU identified on the signature pages attached thereto (the “Sellers”). The Advisory Shares are to be issued to the applicable selling stockholder pursuant to an advisory agreement (the “Advisory Agreement”), dated as of August 31, 2025, between the Company and Palladium Capital Group, LLC (“Palladium”).

The shares of Common Stock issuable upon the conversion of the Series H Preferred Shares are herein referred to as “Series H Conversion Shares,” the shares of Common Stock issuable upon the exercise of the Warrants are herein referred to as “Warrant Shares,” and the shares issuable upon the conversion of the Series I Preferred Shares are herein referred to as “Series I Conversion Shares.”

The Series H Conversion Preferred Shares, the Warrants, the Series I Preferred Shares and the Advisory Shares were issued in reliance upon the exemption from the registration requirements in Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”) and Regulation D promulgated thereunder.

We are registering the resale of (i) the Series H Conversion Shares and Warrant Shares issuable upon exercise of the Investor Warrants covered by this prospectus as required by that certain Registration Rights Agreement, dated September 2, 2025, by and among the Company and the Investors (the “Series H Registration Rights Agreement”), (ii) the Series I Conversion Shares covered by this prospectus as required by the Registration Rights Agreement, dated September 2, 2025, by and among the Company and the Sellers (the “Series I Registration Rights Agreement”) and (iii) the Advisory Shares covered by this prospectus as required by the Advisory Agreement. We are also registering for resale the Warrant Shares issuable upon exercise of the Placement Agent Warrants covered by this prospectus.

The selling stockholders will receive all of the proceeds from any sales of the shares offered hereby. We will not receive any of the proceeds, but we will incur expenses in connection with the offering. To the extent the Warrants are exercised for cash, if at all, we will receive the exercise price of the Warrants. We intend to use those proceeds, if any, for general corporate purposes.

The issuance of the shares of Common Stock covered by this prospectus could cause substantial dilution to our existing stockholders. The actual number of shares of Common Stock that we issue to the selling stockholders may be less than the aggregate number of shares covered by this prospectus. Please refer to risk factor entitled “The issuance of the shares of Common Stock covered by this prospectus could significantly increase the total number of shares of Common Stock issued and outstanding and thereby cause our existing stockholders to experience substantial dilution” on page 9 of this prospectus. For additional information on the terms of the Series H Preferred Shares, the Warrants, the Series I Preferred Shares, including those terms which may affect the number of Series H Conversion Shares, Warrant Shares and Series I Conversion Shares that will be issued to the applicable holders, you should refer to the section of this prospectus entitled “Prospectus Summary—Private Placement of Series H Preferred Shares and Warrants” and “Prospectus Summary—Membership Interest Purchase Agreement.”

Our registration of the shares of Common Stock covered by this prospectus does not mean that the selling stockholders will offer or sell any of such shares of Common Stock. The selling stockholders named in this prospectus, or their donees, pledgees, transferees or other successors-in-interest, may resell the shares of Common Stock covered by this prospectus through public or private transactions at prevailing market prices, at prices related to prevailing market prices or at privately negotiated prices. For additional information on the possible methods of sale that may be used by the selling stockholders, you should refer to the section of this prospectus entitled “Plan of Distribution.”

Any shares of Common Stock subject to resale hereunder will have been issued by us and acquired by the selling stockholders prior to any resale of such shares pursuant to this prospectus.

No underwriter or other person has been engaged to facilitate the sale of the Common Stock in this offering. We will bear all costs, expenses and fees in connection with the registration of the Common Stock. The selling stockholders will bear all commissions and discounts, if any, attributable to their respective sales of the Common Stock.

Our Common Stock is listed on the Nasdaq Capital Market under the symbol “QCLS.” On November 26, 2025, the last reported sales price for our Common Stock was $3.61 per share.

Investment in our Common Stock involves risk. See “Risk Factors” contained in this prospectus, in our periodic reports filed from time to time with the Securities and Exchange Commission, which are incorporated by reference in this prospectus and in any applicable prospectus supplement. You should carefully read this prospectus and any applicable prospectus supplement, together with the documents we incorporate by reference, before you invest in our Common Stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or the accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is November 28, 2025.

About this Prospectus

This prospectus is part of the registration statement that we filed with the Securities and Exchange Commission (the “SEC”) pursuant to which the selling stockholders named herein may, from time to time, offer and sell or otherwise dispose of the shares of our Common Stock covered by this prospectus. As permitted by the rules and regulations of the SEC, the registration statement filed by us includes additional information not contained in this prospectus.

This prospectus and the documents incorporated by reference into this prospectus include important information about us, the securities being offered and other information you should know before investing in our securities. You should not assume that the information contained in this prospectus is accurate on any date subsequent to the date set forth on the front cover of this prospectus or that any information we have incorporated by reference is correct on any date subsequent to the date of the document incorporated by reference, even though this prospectus is delivered or shares of Common Stock are sold or otherwise disposed of on a later date. It is important for you to read and consider all information contained in this prospectus, including the documents incorporated by reference therein, in making your investment decision. You should also read and consider the information in the documents to which we have referred you under “Where You Can Find More Information” and “Incorporation of Certain Information by Reference” in this prospectus.

You should rely only on this prospectus and the information incorporated or deemed to be incorporated by reference in this prospectus. We have not, and the selling stockholders have not, authorized anyone to give any information or to make any representation to you other than those contained or incorporated by reference in this prospectus. If anyone provides you with different or inconsistent information, you should not rely on it. This prospectus does not constitute an offer to sell or the solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction.

We further note that the representations, warranties and covenants made by us in any agreement that is filed as an exhibit to any document that is incorporated by reference in this prospectus were made solely for the benefit of the parties to such agreement, including, in some cases, for the purpose of allocating risk among the parties to such agreements, and should not be deemed to be a representation, warranty or covenant to you. Moreover, such representations, warranties or covenants were accurate only as of the date when made. Accordingly, such representations, warranties and covenants should not be relied on as accurately representing the current state of our affairs.

Unless otherwise indicated, information contained or incorporated by reference in this prospectus concerning our industry, including our general expectations and market opportunity, is based on information from our own management estimates and research, as well as from industry and general publications and research, surveys and studies conducted by third parties. Management estimates are derived from publicly available information, our knowledge of our industry and assumptions based on such information and knowledge, which we believe to be reasonable. In addition, assumptions and estimates of our and our industry’s future performance are necessarily uncertain due to a variety of factors, including those described in “Risk Factors” beginning on page 9 of this prospectus. These and other factors could cause our future performance to differ materially from our assumptions and estimates.

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Prospectus Summary

This summary provides an overview of selected information contained elsewhere or incorporated by reference in this prospectus and does not contain all of the information you should consider before investing in our securities. You should carefully read the prospectus, the information incorporated by reference and the registration statement of which this prospectus is a part in their entirety before investing in our securities, including the information discussed under “Risk Factors” in this prospectus and the documents incorporated by reference and our financial statements and related notes that are incorporated by reference in this prospectus. In this prospectus, unless the context indicates otherwise, “QCLS,” the “Company,” the “registrant,” “we,” “us,” “our,” or “ours” refer to Q/C Technologies, Inc. and its consolidated subsidiaries.

Overview

Q/C Technologies, Inc. has historically been engaged in the development and commercialization of two therapeutic platforms based on well-defined targets: Isomyosamine and Supera-CBD. Recently, the Company has shifted its business strategy to focus on energy-efficient blockchain and cryptocurrency infrastructure through quantum-class laser-based computing. The Company’s core strategy leverages an exclusive global licensing agreement with LightSolver Ltd. (“LightSolver”) to deploy innovative laser processing units (“LPUs”), specifically the Company-branded qc-LPU100™ (“qc-LPU100”), which harnesses the natural properties of light with the goal of achieving high computational speed and energy efficiency. The qc-LPU100 is intended to address complex combinatorial and physical problems, such as partial differential equations, and is targeted for applications in cryptocurrency, decentralized physical infrastructure tokens (“DePin Tokens”), and artificial intelligence-driven high-performance computing that relies on decentralized networks. The Company seeks to position itself as a first-mover in bridging laser-based computing with cryptocurrency infrastructure, addressing industry challenges including high energy consumption, scalability limitations, and reliance on traditional graphics processing units (“GPUs”). LPUs are designed to operate at room temperature in standard rack-unit sizes and are intended to outperform GPUs and quantum processing units (“QPUs”) in speed, efficiency, and sustainability, while enhancing blockchain security. The Company is evaluating the potential divestiture of Isomyosamine and Supera-CBD to fund its new strategic focus, with the objective of creating long-term stockholder value.

Recent Developments

Name Change

On September 22, 2025, the Company filed a Certificate of Amendment to the Company’s Certificate of Incorporation to change the name of the Company from “TNF Pharmaceuticals, Inc.” to “Q/C Technologies, Inc.,” effective as of September 25, 2025. In addition, effective before the open of market trading on September 25, 2025, the Company’s Common Stock ceased trading under the ticker symbol “TNFA” and began trading on the Nasdaq Stock Market under the ticker symbol “QCLS”.

The Company’s Business Strategy

On September 2, 2025, the Company entered into the MIPA with LightSolver Ltd. (“LightSolver”), pursuant to which, it obtained exclusive worldwide rights to commercialize LightSolver’s light-based computing accelerator, the Laser Processing Unit (“LPU”), for cryptocurrency and blockchain applications. The LPU is designed to perform compute-intensive tasks more efficiently than traditional graphics processing units, quantum systems, and other high-performance computing platforms, with the potential to reduce energy consumption associated with such tasks. In connection with the MIPA, the Company is engaged in discussions with third parties experienced in technology infrastructure and cryptocurrency mining to support development and commercialization activities. The Company also continues to assess strategic alternatives for its existing pharmaceutical programs, including its Isomyosamine and Supera-CBD.

Authorized Share Increase

On June 3, 2025, the Company reconvened its 2025 annual meeting of stockholders, which was adjourned from May 20, 2025 (the “Annual Meeting”). At the Company’s Annual Meeting, the Company’s stockholders approved an amendment to the Company’s Amended and Restated Certificate of Incorporation (as amended, the “Amended and Restated Certificate of Incorporation”) to increase the number of authorized shares of Common Stock from 250,000,000 shares to 1,250,000,000 and to make a corresponding change to the number of authorized shares of the Company’s capital stock (the “Share Increase Amendment”). Following the Annual Meeting, on June 6, 2025, the Company filed the Share Increase Amendment with the Secretary of State of the State of Delaware.

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Reverse Stock Split

On August 29, 2025, the Company filed a Certificate of Amendment to the Certificate of Incorporation to effect a 1-for-100 reverse stock split of the shares of the Company’s Common Stock, either issued and outstanding or held by the Company as treasury stock, effective as of 4:05 p.m. (New York time) on August 29, 2025 (the “Reverse Stock Split”) and began trading on a Reverse Stock Split-adjusted basis on the Nasdaq Capital Market (“Nasdaq”) on September 2, 2025. All share amounts in this registration statement have been retroactively adjusted for the Reverse Stock Split.

License Agreement

In connection to the transactions contemplated by the MIPA, prior to entering into the MIPA, on September 2, 2025, LPU and LightSolver entered into a license agreement (as may be subsequently amended, supplemented, amended and restated or otherwise modified, the “License Agreement”). Pursuant to the License Agreement, Lightsolver granted LPU, amongst other things, an exclusive license to use and commercialize its proprietary laser processing hardware units (LPUs) specifically configured for cryptocurrency mining applications (the “Machines”) and its proprietary intangible technology necessary or useful to utilize the Machines (the “Technology”) solely for cryptocurrency mining applications.

In addition, pursuant to the License Agreement, Lightsolver agreed to perform certain development work to develop, customize, configure, and enhance its proprietary Machines and Technology for cryptocurrency mining applications, for which LPU will pay Lightsolver, upon the achievement of certain associated developmental milestones by Lightsolver, a total of up to $8,500,000 in non-recurring engineering fees. In addition to such non-recurring engineering fees, no later than one (1) business day after the effective date of the License Agreement, LPU agreed to make a one-time cash payment to Lightsolver equal to the greater of (i) 25% of the aggregate proceeds received by the Company from the Private Placement and (ii) $1,500,000. Furthermore, promptly upon the occurrence of any of the Milestone Events, LPU agreed to deliver, or cause to be delivered, to Lighsolver the consideration described above.

Nasdaq Deficiency

On March 17, 2025, the Company received a letter from the Listing Qualifications Department of Nasdaq indicating that, based upon the closing bid price of the Company’s Common Stock for the 30 consecutive business days between January 30, 2025, to March 14, 2025, the Company did not meet the minimum bid price of $1.00 per share required for continued listing on The Nasdaq Capital Market pursuant to Nasdaq Listing Rule 5550(a)(2). The letter also indicated that the Company will be provided with a compliance period of 180 calendar days, or until September 15, 2025, in which to regain compliance pursuant to Nasdaq Listing Rule 5810(c)(3)(A).

On September 16, 2025, the Company received written notice from Nasdaq that Nasdaq determined the Company regained compliance with Nasdaq Listing Rule 5550(a)(2), and considers the matter closed.

Private Placement of Series H Preferred Shares and Warrants

On September 2, 2025, we entered into the Securities Purchase Agreement (the “Series H Purchase Agreement”) with certain accredited investors (the “Investors”), pursuant to which we issued and sold on September 4, 2025 (the “Closing Date”) in a private placement (i) an aggregate of 7,000 Series H Preferred Shares, initially convertible into up to 1,400,000 shares of the Company’s Common Stock at an initial conversion price of $5.00 per share (the “Conversion Price”) and (ii) Investor Warrants to acquire up to an aggregate of 1,400,000 shares of Common Stock at an initial exercise price of $5.00 per share (collectively, the “Private Placement”).

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The terms of the Series H Preferred Shares are as set forth in the Certificate of Designations of the Series H Convertible Preferred Stock of Q/C Technologies, Inc. (the “Series H Certificate of Designations”), which was filed and became effective with the Secretary of State of the State of Delaware on September 3, 2025. The Investor Warrants were exercisable upon receipt of the Stockholder Approval (as defined herein) and expire five years from the date of the Stockholder Approval.

In connection with the Private Placement, pursuant to the GPN Engagement Agreement with GPN, the Company engaged GPN to act as a non-exclusive placement agent in connection with the Private Placement. Pursuant to the GPN Agreement, the Company agreed to (i) pay GPN a cash fee equal to 4% of the gross proceeds of the Private Placement (including any cash proceeds realized by the Company from the exercise of outstanding warrants of the Company), (ii) reimbursement and payment of certain expenses, and (iii) issue to GPN on the Closing Date, warrants to purchase up to an aggregate number of shares of Common Stock equal to 4% of the aggregate number of shares of Common Stock underlying the securities issued in the Private Placement, with terms identical to the Warrants.

Additionally, pursuant to the Rodman Engagement Agreement with Rodman, the Company engaged Rodman and H.C. Wainwright & Co., LLC (“Wainwright” and, together with Rodman and GPN, the “Placement Agents”) to act as non-exclusive placement agents in connection with the Private Placement. Pursuant to the Rodman Agreement, the Company agreed to (i) pay Rodman and Wainwright an aggregate cash fee equal to 5% of the gross proceeds of the Private Placement (including any cash proceeds realized by the Company from the exercise of outstanding warrants of the Company) (provided, however, that such cash fee shall be reduced to 2.5% with respect to any gross proceeds raised from enumerated list of existing investors of the Company (the “Existing Investors”)), (ii) reimbursement and payment of certain expenses, and (iii) issue to the Rodman and Wainwright on the Closing Date, warrants to purchase up to an aggregate number of shares of Common Stock equal to 5% (or 2.5% in case of securities issued to Existing Investors) of the aggregate number of shares of Common Stock underlying the securities issued in the Private Placement, with terms identical to the Warrants.

The Private Placement was exempt from the registration requirements of the Securities Act pursuant to the exemption for transactions by an issuer not involving any public offering under Section 4(a)(2) of the Securities Act and Rule 506 of Regulation D of the Securities Act and in reliance on similar exemptions under applicable state laws. Each of the Investors in the Private Placement has represented to us that it is an accredited investor within the meaning of Rule 501(a) of Regulation D and that it is acquiring the securities for investment only and not with a view towards, or for resale in connection with, the public sale or distribution thereof. The Series H Preferred Shares and Investor Warrants were offered without any general solicitation by us or our representatives.

Series H Registration Rights Agreements

In connection with the Private Placement, we entered into the Series H Registration Rights Agreement, pursuant to which we are obligated, among other things, to (A) file a resale registration statement (the “Registration Statement”) with the SEC to register for resale promptly following the Closing Date, but in no event later than 15 calendar days after the Closing Date, the sum of (i) 200% of the maximum number of Series H Conversion Shares issuable upon conversion of the Series H Preferred Shares ((x) assuming for purposes hereof that the Series H Preferred Shares are convertible at the Floor Price (as defined herein) and (y) any such conversion shall not take into account any limitations on the conversion of the Series H Preferred Shares set forth in the Series H Certificate of Designations) and (ii) 200% of the maximum number of Warrant Shares issuable upon exercise of the Investor Warrants ((x) assuming for purposes hereof that such Investor Warrants will be exercised at the initial exercise price as set forth in such Investor Warrants and (y) any such exercise shall not take into account any limitations on the exercise of such Investor Warrants as set forth therein), in each case subject to the adjustments set forth in the Series H Certificate of Designations and Warrants, (B) have such Registration Statement declared effective by the Effectiveness Deadline (as defined in the Series H Registration Rights Agreement and as may be amended from time to time), and (C) maintain the registration until the earlier of (x) the date on which the selling stockholders may sell their Series H Conversion Shares or shares issuable upon exercise of the Investor Warrants without restriction pursuant to Rule 144 under the Securities Act, and (y) the date on which the selling stockholders no longer hold any such Series H Conversion Shares or such Warrant Shares. The Company will be obligated to pay certain liquidated damages to the Investors if the Company fails to file the Registration Statement when required, fails to cause the Registration Statement to be declared effective by the SEC when required, or fails to maintain the effectiveness of the Registration Statement pursuant to the terms of the Series H Registration Rights Agreement.

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Series H Preferred Shares

All shares of capital stock of the Company rank junior to the Series H Preferred Shares, with respect to the preferences as to dividends, distributions and payments upon the liquidation, dissolution and winding up of the Company. Further to the foregoing, Series H Preferred Shares rank junior to shares of (i) Series F Convertible Preferred Stock, par value $0.001 per share, of the Company issued and outstanding pursuant to that certain Series H Certificate of Designations establishing the rights, preferences, restrictions and other matters relating to the Series F Preferred Stock, (ii) shares of Series F-1 Convertible Preferred Stock, par value $0.001 per share, of the Company issued and outstanding pursuant to that certain Series H Certificate of Designations establishing the rights, preferences, restrictions and other matters relating to the Series F-1 Preferred Stock, and (iii) shares of Series G Convertible Preferred Stock, par value $0.001 per share, of the Company issued and outstanding pursuant to that certain Series H Certificate of Designations establishing the rights, preferences, restrictions and other matters relating to the Series G Preferred Stock, in each case, with respect to the preferences as to dividends, distributions and payments upon the liquidation, dissolution and winding up of the Company.

Following the receipt of the Stockholder Approval (as defined herein), the Series H Preferred Shares became convertible into Common Stock at the election of the holder at any time and had an initial Conversion Price of $5.00. The Conversion Price is subject to customary adjustments for stock dividends, stock splits, reclassifications, stock combinations and the like. The Conversion Price may also be voluntarily reduced by the Company to any amount and for any period of time deemed appropriate by the Board at any time with the prior written consent of the holders of at least a majority of the outstanding Series H Preferred Shares, subject to the rules and regulations of Nasdaq. In September 2025, in connection with the Reverse Stock Split and pursuant to the full ratchet anti-dilution provisions contained in the Series H Certificate of Designations, the Conversion Price was reduced to $3.3713 per share.

The holders of the Series H Preferred Shares are entitled to dividends of 7% per annum, compounded each calendar quarter, which are payable in arrears (i) on the first trading day of each quarter, commencing on October 1, 2025 and (ii) upon any redemption or any required payment upon any Triggering Event (as defined in the Series H Certificate of Designations). The holders of the Series H Preferred Shares are also entitled to receive a dividend make-whole payment

Upon the occurrence and during the continuance of a Triggering Event, the Series H Preferred Shares accrue dividends at the rate of 15% per annum. The holders of the Series H Preferred Shares are entitled to vote with holders of the Common Stock on as as-converted basis, with the number of votes to which each holder of Series H Preferred Shares is entitled to be calculated assuming a conversion price of $4.83 per share, which was the Minimum Price (as defined in Rule 5635 of the Rules of the Nasdaq Stock Market) applicable immediately before the execution and delivery of the Series H Purchase Agreement, subject to certain beneficial ownership limitations as set forth in the Series H Certificate of Designations.

The Series H Certificate of Designations includes certain Triggering Events (as defined in the Series H Certificate of Designations), including, among other things, the suspension from trading or the failure of our Common Stock to be trading or listed (as applicable) on an eligible market for a period of five (5) consecutive trading days and our failure to pay any amounts due to the holders of the Series H Preferred Shares when due. Upon the occurrence of a Triggering Event, each holder of Series H Preferred Shares will be able to require us to redeem in cash any or all of the holder’s Series H Preferred Shares at a premium set forth in the Series H Certificate of Designations. Further, upon a Triggering Event, a holder of Series H Preferred Shares, at such holder’s option, by delivery of a notice of conversion (“Triggering Event Conversion Notice”) to the Company, may convert all, or any number of Series H Preferred Shares held by such holder into shares of Common Stock at a price equal to the lowest of (A) the applicable Conversion Price as in effect on the applicable date of conversion, and (B) $0.616, which was 20% of the “Minimum Price” (as defined in Nasdaq Stock Market Rule 5635) on the date in which the Stockholder Approval (as defined herein) was obtained or, in any case, such lower amount as permitted, from time to time, by the Nasdaq Capital Market, and, in each case, subject to adjustment for stock splits, stock dividends, stock combinations, recapitalizations or other similar events, which are subject to certain adjustments as set forth in the Series H Certificate of Designations (the “Floor Price”), and (ii) 80% of the lowest volume weighted average price of the Common Stock of any trading day during the twenty (20) consecutive trading day period ending and including the trading day immediately preceding the delivery or deemed delivery of the applicable Triggering Event Conversion Notice.

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Notwithstanding the foregoing, our ability to issue any shares of Common Stock upon conversion of any Series H Preferred Shares or otherwise pursuant to the terms of the Series H Certificate of Designations is subject to certain limitations set forth in the Series H Certificate of Designations, including a limit on the number of shares that may be issued until the time, if any, that our stockholders have approved the issuance of the Conversion Shares and Investor Warrant Shares (the “Stockholder Approval”). We agreed to seek Stockholder Approval of these matters at a meeting to be held no later than November 16, 2025. The Stockholder Approval was obtained on November 14, 2025. Further, the Series H Certificate of Designations contains a certain beneficial ownership limitation which applies to each holder of the Series H Preferred Shares, other than PharmaCyte Biotech, Inc. (“Pharmacyte”), after giving effect to the issuance of shares of Common Stock issuable upon conversion of the Series H Preferred Shares.

Warrants

The Warrants became exercisable upon receipt of Stockholder Approval, had an initial exercise price of $5.00 per share and expire five years from the date of the Stockholder Approval. The exercise price of each Warrant is subject to customary adjustments for stock dividends, stock splits, reclassifications, stock combinations and the like. In September 2025, in connection with the Reverse Stock Split and pursuant to the full ratchet anti-dilution provisions contained in the Warrants, the exercise price was reduced to $3.3713 per share. Upon any such price-based adjustment to the exercise price, the number of Warrant Shares issuable upon exercise of the Warrants will be increased proportionately. The exercise price may also be voluntarily reduced by the Company to any amount and for any period of time with the prior written consent of the holders of at least a majority of the outstanding Warrants, subject to the rules and regulations of Nasdaq. The Warrants may be exercised for cash, provided that, if there is no effective registration statement available registering the exercise of the Warrants, the Warrants may be exercised on a cashless basis.

Membership Interest Purchase Agreement

On September 2, 2025, the Company entered into the MIPA, by and among the Company, LPU and the members of LPU identified on the signature pages attached thereto, pursuant to which the Company agreed to acquire 100% of the membership interests (the “Membership Interests”) of LPU from the Sellers (the “Acquisition”).

As consideration for the Membership Interests, the Company delivered to the Sellers that number of Series I Preferred Shares that is convertible into a number of shares of Common Stock equal to 747,362, subject to certain conversion limitations as described in the Series H Certificate of Designations for the Series I convertible preferred stock (“Series I Certificate of Designations”). The terms of the Series I Preferred Shares are as set forth in the Series I Certificate of Designations, which was filed and became effective with the Secretary of State of the State of Delaware on September 3, 2025.

Following the closing of the Acquisition, the Sellers are entitled to additional contingent consideration (the “Contingent Consideration”) upon the achievement of various specified milestones, including completion of an offering of the Company’s Common Stock or Common Stock equivalents (“Equity Offering”), which Contingent Consideration including certain specified cash payments, cash payments calculated based on any Equity Offering proceeds, shares of Common Stock that would result in the Sellers collectively beneficially owning specified percentage of the Company and warrants to purchase Common Stock (collectively, “Milestone Securities”).

Notwithstanding the foregoing, the Company’s ability to issue the Milestone Securities and settle conversions pursuant to the Series I Certificate of Designations or the Common Stock underlying the Milestone Securities are subject to certain limitations, including a limit on the number of shares that may be issued until the time, if any, that the Company’s stockholders have approved the issuance in accordance with Nasdaq listing standards (the “MIPA Stockholder Approval”). The Company agreed to seek stockholder approval at a meeting to be held no later than 60 days following the closing of the Acquisition. The MIPA Stockholder Approval was obtained on November 14, 2025.

In connection with the transaction contemplated by the MIPA, the Company engaged Palladium to act as a non-exclusive financial advisor pursuant to the Advisory Agreement. Pursuant to the Advisory Agreement, the Company agreed to (i) pay Palladium a monthly retainer of $15,000 and (ii) issue to Palladium 15,433 shares of Common Stock of the Company, which shares were duly and validly issued following the date of the receipt of the MIPA Stockholder Approval. The Company also agreed to include such Advisory Shares in any resale registration statement filed by the Company.

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Series I Registration Rights Agreement

As one of the conditions to the consummation of the transactions contemplated by the MIPA, the Company and the Sellers entered into the Series I Registration Rights Agreement, pursuant to which the Company is required to file a resale registration statement (the “Series I Registration Statement”) with the SEC to register for resale 100% of the Series I Conversion Shares promptly following the closing date of the Acquisition, but in no event later than 30 calendar days after the closing date of the Acquisition, and to have such Series I Registration Statement declared effective by the 60th calendar day following the filing date (or 90 days in case of a “full review” by the SEC) and (ii) the Milestone Securities and the Common Stock underlying the Milestone Securities, as applicable, promptly following the achievement of the applicable milestone, but in no event later than 30 calendar days following the applicable milestone, and to have such Series I Registration Statement declared effective by the 60th calendar day following the applicable filing date (or 90 days in case of a “full review” by the SEC). The Company will be obligated to pay certain liquidated damages to the investors if the Company fails to file the Series I Registration Statement when required, fails to file or cause the Series I Registration Statement to be declared effective by the SEC when required, or fails to maintain the effectiveness of the Series I Registration Statement pursuant to the terms of the Series I Registration Rights Agreement.

Series I Convertible Preferred Stock

The Series I Preferred Shares are convertible into shares of Common Stock at the election of the holder at any time at an initial conversion price of $0.01 (the “Series I Conversion Price”), provided that, prior to the receipt of requisite stockholder approval of the Company for the issuance of all Series I Conversion Shares in excess of 19.99% of the issued and outstanding shares of Common Stock of the Company, the Company could not issue a number of Series I Conversion Shares which, when aggregated with any shares of Common Stock issued on or after the closing date and prior to the applicable conversion date in connection with any conversion of Series I Preferred Shares issued pursuant to the MIPA, would exceed 357,052 shares of Common Stock (subject to adjustment for forward and reverse stock splits, recapitalizations and the like). The Series I Conversion Price is subject to customary adjustments for stock dividends, stock splits, reclassifications and the like.

Prior to the receipt of the MIPA Stockholder Approval, the number of Series I Conversion Shares could not exceed 456,536 (the “Maximum Issuance”); provided, however, that (A) upon the issuance of Common Stock in connection with any conversions of the Series F Preferred Stock pursuant to the terms of Series F Certificate of Designations, the Series F-1 Preferred Stock pursuant to the terms of the Series F-1 Certificate of Designations, the Series I Preferred Shares pursuant to the terms of the Series I Certificate of Designations (collectively, the Existing Preferred Stock”), and (B) upon the issuance of Common Stock in connection with any exercise, conversion or issuance of any securities exchanged for Existing Preferred Stock after the date of issuance of the Series I Preferred Stock (“Exchanged Securities”), the Maximum Issuance shall be increased to equal the sum of (i) the Maximum Issuance immediately prior to the date of such conversion plus (ii) 0.1999 shares of Common Stock for each share of Common Stock issued upon conversion, exercise or issuance of the applicable Existing Preferred Stock or Exchanged Securities.

Holders of Series I Preferred Stock are entitled to receive, and the Company shall pay, dividends as and when paid to the holders of Common Stock of the Company on an as-converted basis, ignoring for such purposes any limitations on conversion hereunder. Subject to applicable beneficial ownership limitations, on any matter presented to the stockholders of the Company for their action or consideration at any meeting of stockholders of the Company (or by written consent of stockholders in lieu of a meeting), each holder of Series I Preferred Stock, in its capacity as such, shall be entitled to cast the number of votes equal to the number of whole shares of Common Stock into which the Series I Preferred Stock beneficially owned by such holder are convertible as of the record date for determining stockholders entitled to vote on or consent to such matter (taking into account all Series I Preferred Stock beneficially owned by such holder).

Implications of Being a Smaller Reporting Company

We are a “smaller reporting company” and accordingly may provide less public disclosure than larger public companies. As a result, the information that we provide to our stockholders may be different than you might receive from other public reporting companies in which you hold equity interests.

Corporate Information

Q/C Technologies, Inc. is a Delaware corporation. Our corporate headquarters are located at 1185 Avenue of the Americas, New York, NY 10036. Our phone number is (856) 848-8698. Our website address is www.tnfpharma.com. Through our website, we will make available, free of charge, our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and any amendments to those reports, as soon as reasonably practicable after such material is electronically filed with, or furnished to, the SEC. Information contained on, or that can be accessed through, our website is not and shall not be deemed to be a part of this prospectus or incorporated by reference hereto.

7

The Offering

Common Stock to be Offered by the Selling Stockholders

Up to an aggregate of 6,511,799 shares of Common Stock, consisting of (i) 2,800,000 shares of Common Stock issuable upon the conversion of shares of the Series H Preferred Shares, (ii) 2,800,000 shares of Common Stock issuable upon the exercise of the Investor Warrants, (iii) 149,000 shares of Common Stock issuable upon exercise of the Placement Agent Warrants, (iv) 747,366 shares of Common Stock issuable upon the conversion of the Series I Preferred Shares, and (v) 15,433 Advisory Shares.

The terms of the Series H Registration Rights Agreement require us to register the number of shares of Common Stock equal to the sum of (i) 200% of the maximum number of Series H Conversion Shares issuable upon conversion of the Series H Preferred Shares ((x) assuming for purposes hereof that the Series H Preferred Shares are convertible at the Floor Price and (y) any such conversion shall not take into account any limitations on the conversion of the Series H Preferred Shares set forth in the Series H Certificate of Designations) and (ii) 200% of the maximum number of Warrant Shares issuable upon exercise of the Investor Warrants ((x) assuming for purposes hereof that such Investor Warrants will be exercised at the initial exercise price as set forth in such Investor Warrants and (y) any such exercise shall not take into account any limitations on the exercise of such Investor Warrants as set forth therein), in each case subject to the adjustments set forth in the Series H Certificate of Designations and Warrants.

The terms of the Series I Registration Rights Agreement require us to register, among other things, the number of shares of Common Stock equal to the sum of 100% of the Series I Conversion Shares promptly following the closing date of the Acquisition, but in no event later than 30 calendar days after the closing date of the Acquisition, and to have such Series I Registration Statement declared effective by the 60th calendar day following the filing date (or 90 days in case of a “full review” by the SEC).

Additionally, we are registering Warrant Shares issuable upon exercise of the Placement Agent Warrants issued to the Placement Agents (without taking into account any limitations on the exercise of such Placement Agent Warrants set forth therein).

Use of Proceeds	We will not receive any proceeds from the sale of the Series H Conversion Shares, Warrant Shares, Series I Conversion Shares or Advisory Shares by the selling stockholders. However, we will receive proceeds from the exercise of the Warrants if such Warrants, if any, are exercised for cash. We currently intend to use such proceeds for general corporate purposes.

Plan of Distribution

The selling stockholders named in this prospectus, or their pledgees, donees, transferees, distributees, beneficiaries or other successors-in-interest, may offer or sell the shares of Common Stock from time to time through public or private transactions at prevailing market prices, at prices related to prevailing market prices or at privately negotiated prices. The selling stockholders may also resell the shares of Common Stock to or through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, concessions or commissions.

See “Plan of Distribution” beginning on page 20 of this prospectus for additional information on the methods of sale that may be used by the selling stockholders.

Nasdaq Capital Market Symbol	Our Common Stock is listed on the Nasdaq Capital Market under the symbol “QCLS.”

Risk Factors	Investing in our Common Stock involves significant risks. See “Risk Factors” beginning on page 9 of this prospectus and the documents incorporated by reference in this prospectus.

8

Risk Factors

Investing in our securities involves a high degree of risk. In addition to the other information contained in this prospectus and in the documents we incorporate by reference, you should carefully consider the risks discussed below and under the heading “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2024, as well as any amendment or update to our risk factors reflected in subsequent filings with the SEC, before making a decision about investing in our securities. The risks and uncertainties discussed below and in the documents incorporated by reference are not the only ones facing us. Additional risks and uncertainties not presently known to us, or that we currently see as immaterial, may also harm our business. If any of these risks occur, our business, financial condition and operating results could be harmed, the trading price of our Common Stock could decline and you could lose part or all of your investment.

Risks Related to this Offering and Our Common Stock

The issuance of the shares of Common Stock covered by this prospectus could significantly increase the total number of shares of Common Stock issued and outstanding and thereby cause our existing stockholders to experience substantial dilution.

The shares of Common Stock being offered pursuant to this prospectus represent Series H Conversion Shares issuable upon the conversion of our Series H Preferred Shares, Warrant Shares issuable upon the exercise of the Warrants, Series I Conversion Shares issuable upon the conversion of our Series I Preferred Shares and the Advisory Shares. As of October 2, 2025, there were 2,977,672 shares of Common Stock issued and outstanding (prior to any deemed issuance of any Series H Conversion Shares or Warrant Shares). If we are required to issue the maximum number of Series H Conversion Shares, Warrant Shares, Series I Conversion Shares and Advisory Shares that are being registered hereunder, the number of shares of Common Stock issued and outstanding after such issuance would represent approximately 318.6% of the number of shares of Common Stock issued and outstanding as of the date of this prospectus. As a result, an existing stockholder’s proportionate interest in us will be substantially diluted. The actual number of shares of Common Stock that we issue to the selling stockholders may be less than the aggregate number of shares covered by this prospectus.

Substantial future sales or other issuances of our Common Stock could depress the market for our Common Stock.

Sales of a substantial number of shares of our Common Stock and any future sales of a substantial number of shares of Common Stock in the public market, including the issuance of Advisory Shares or any shares issuable upon conversion of the Series H Preferred Shares, exercise of the Warrants, conversion of the Series I Preferred Shares, or the perception by the market that those sales could occur, could cause the market price of our Common Stock to decline or could make it more difficult for us to raise funds through the sale of equity and equity-related securities in the future at a time and price that our management deems acceptable, or at all. In addition, as opportunities present themselves, we may enter into financing or similar arrangements in the future, including the issuance of debt securities, preferred stock or Common Stock, which could also depress the market for our Common Stock. We cannot predict the effect, if any, that market sales of those shares of Common Stock or the availability of those shares for sale will have on the market price of our Common Stock.

You may experience future dilution as a result of future equity offerings and other issuances of our securities.

In order to raise additional capital, we may in the future offer additional shares of Common Stock or other securities convertible into or exchangeable for our Common Stock prices that may not be the same as the price per share paid by the investors in this offering. We may not be able to sell shares or other securities in any other offering at a price per share that is equal to or greater than the price per share paid by the investors in this offering, and investors purchasing shares or other securities in the future could have rights superior to existing stockholders. The price per share at which we sell additional shares of Common Stock or securities convertible into shares of Common Stock in future transactions may be higher or lower than the price per share paid to the selling stockholders. Our stockholders will incur dilution upon exercise of any outstanding stock options, warrants or other convertible securities or upon the issuance of shares of Common Stock under our stock incentive programs.

9

Any additional capital raised through the sale of equity or equity-backed securities may dilute our stockholders’ ownership percentages and could also result in a decrease in the market value of our equity securities. The terms of any securities issued by us in future capital transactions may be more favorable to new investors, and may include preferences, superior voting rights and the issuance of warrants or other derivative securities, which may have a further dilutive effect on the holders of any of our securities then outstanding.

In addition, we may incur substantial costs in pursuing future capital financing, including investment banking fees, legal fees, accounting fees, securities law compliance fees, printing and distribution expenses and other costs. We may also be required to recognize non-cash expenses in connection with certain securities we issue, such as convertible notes and warrants, which may adversely impact our financial condition.

Holders of our Series H Preferred Shares are entitled to certain payments under the applicable Series H Certificate of Designations that may be paid in cash, which may require the expenditure of a substantial portion of our cash resources.

Holders of our Series H Preferred Shares are entitled to receive dividends of 7% per annum, compounded each calendar quarter, which are payable in arrears (i) on the first trading day of each quarter, commencing on October 1, 2025 (ii) upon any redemption or any required payment upon any Triggering Event (as defined in the Series H Certificate of Designations. The holders of the Series H Preferred Shares are also entitled to receive a dividend make-whole payment. Upon the occurrence and during the continuance of a Triggering Event (as defined in the Series H Certificate of Designations), the Series H Preferred Shares accrue dividends at the rate of 15% per annum. In connection with a Triggering Event, each holder of the Series H Preferred Shares will be able to require us to redeem in cash any or all of the holder’s Series H Preferred Shares at a premium set forth in the Series H Certificate of Designations. If such Triggering Event occurs, our financial condition and results of operations could be materially affected.

If we do not have sufficient cash resources to make these payments, we may need to raise additional equity or debt capital, and we cannot provide any assurance that we will be successful in doing so. If are unable to raise sufficient capital to meet our payment obligations, we may need to delay, reduce or eliminate certain research and development programs or other operations, sell some or all of our assets or merge with another entity. Our ability to make payments due to the holders of our Series H Preferred Shares using cash is also limited by the amount of cash we have on hand at the time such payments are due as well as certain provisions of the Delaware General Corporation Law (the “DGCL”).

The Series H Preferred Shares and the Warrants contain certain anti-dilution provisions, which may dilute the interests of our stockholders, depress the price of our Common Stock, and make it difficult for us to raise additional capital.

Certain events, for example, a Stock Combination Event (as defined in the Series H Certificate of Designations) may reduce the conversion price of the Series H Preferred Shares, which in turn may lead to further dilution to the holders of our Common Stock. The Warrants additionally contain anti-dilution provisions applicable to the exercise price. If in the future, while any of the Warrants are outstanding, we may be required upon the occurrence of certain events, to adjust the exercise price of the Warrants, and simultaneously with any adjustment to the exercise price, the number of shares of Common Stock that may be purchased upon exercise of the Warrants shall be increased or decreased proportionately, so that after such adjustment the aggregate exercise price payable thereunder for the adjusted number of shares of common stock issuable upon exercise of the Warrants shall be the same as the aggregate exercise price in effect immediately prior to such adjustment. Such adjustments can dilute the book value per share of Common Stock and reduce any proceeds we may receive from the exercise of the Warrants. In addition, the perceived risk of dilution may cause our shareholders to be more inclined to sell their Common Stock, which may in turn depress the price of common shares regardless of our business performance. We may also find it more difficult to raise additional equity capital while any of the Warrants and the Series H Preferred Shares remain outstanding.

10

The Series H Certificate of Designations contains restrictive covenants and terms that may make it difficult to procure additional financing and that may affect our financial condition and results of operations.

The Series H Certificate of Designations contains certain restrictive covenants including but not limited to, maintaining a Cash Minimum (as defined in the Series H Certificate of Designations), restrictions on incurring any indebtedness until the date on which no Series H Preferred Shares are outstanding, subject to certain exceptions, restrictions on directly or indirectly, redeeming, repurchasing or declaring or paying any cash dividend or distribution on any of our capital stock (other than as required by the Series H Certificate of Designations and subject to certain exceptions as set forth therein), and restrictions on directly or indirectly, permitting any of our indebtedness to mature or accelerate prior to the Maturity Date (as defined in the Series H Certificate of Designations). Additionally, the Series H Preferred Shares also contains certain purchase rights (the “Purchase Rights”) permitting the holders of the Series H Preferred Shares to acquire upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which such holder could have acquired if such holder had held the number of shares of Common Stock acquirable upon complete conversion of all of its Series H Preferred Shares. These restrictive covenants may may limit our flexibility in raising capital or incurring any indebtedness, which may have an adverse effect on our financial condition.

Under the Purchase Agreement, we are subject to certain restrictive covenants that may make it difficult to procure additional financing.

The Purchase Agreement contains, among others, the following restrictive covenants: (A) unless Stockholder Approval is obtained, the Company may not effect (i) any Dilutive Issuance (as defined in the Series H Certificate of Designations) or (ii) without the prior written consent of the Required Holders (as defined in the Series H Certificate of Designations), issue or sell (or enter into any agreement or publicly announce the intention to grant, issue or sell) securities containing any anti-dilution price-based adjustments, (B) until ninety (90) days following the earlier of (x) the date on which this registration statement is declared effective or (y) the date on which the selling stockholders may sell their Series H Conversion Shares or shares of Common Stock issuable upon exercise of the Investor Warrants without restriction pursuant to Rule 144 under the Securities Act, we may not issue, offer, sell, grant any option or right to purchase, or otherwise dispose of (or announce any issuance, offer, sale, grant of any option or right to purchase or other disposition of) any equity security or any equity-linked or related security, (C) until all of the Investor Warrants are no longer outstanding, we shall be prohibited from effecting or entering into an agreement to effect any subsequent placement involving a variable rate transaction, and (D) until the later of (i) the Maturity Date (as defined in the Series H Certificate of Designations), and (ii) the date in which no Series H Preferred Shares remain outstanding, the Company must provide the holders of the Series H Preferred Shares the opportunity to participate in any subsequent securities offerings by us.

If we require additional funding while these restrictive covenants remain in effect, we may be unable to effect a financing transaction on terms acceptable to us, or at all, while also remaining in compliance with the terms of the Purchase Agreement, or we may be forced to seek a waiver from the investors party to the Purchase Agreement, which such investors are not obligated to grant to us.

Our financial statements have been prepared on a going concern basis; we must raise additional capital to fund our operations in order to continue as a going concern.

In its report dated April 11, 2025, Stephano Slack LLP, our independent registered public accounting firm, expressed substantial doubt about our ability to continue as a going concern as we have suffered recurring losses from operations and have insufficient liquidity to fund our future operations. If we are unable to improve our liquidity position, we may not be able to continue as a going concern. As of December 31, 2024, we had approximately $8.5 million of cash and marketable securities. In order to have sufficient cash to fund our operations in the future, we will need to raise additional equity or debt capital and cannot provide any assurance that we will be successful in doing so. If are unable to raise sufficient capital to fund our operations, we may need to delay, reduce or eliminate certain research and development programs or other operations, sell some or all of our assets or merge with another entity.

11

Special Note Regarding Forward-Looking Statements

This prospectus and the information incorporated by reference in this prospectus contain “forward-looking statements,” which include information relating to future events, future financial performance, strategies, expectations, competitive environment and regulation. Our use of the words “may,” “will,” “would,” “could,” “should,” “believes,” “estimates,” “projects,” “potential,” “expects,” “plans,” “seeks,” “intends,” “evaluates,” “pursues,” “anticipates,” “continues,” “designs,” “impacts,” “forecasts,” “target,” “outlook,” “initiative,” “objective,” “designed,” “priorities,” “goal” or the negative of those words or other similar expressions is intended to identify forward-looking statements that represent our current judgment about possible future events. Forward-looking statements should not be read as a guarantee of future performance or results and will probably not be accurate indications of when such performance or results will be achieved. All statements included or incorporated by reference in this prospectus, and in related comments by our management, other than statements of historical facts, including without limitation, statements about future events or financial performance, are forward-looking statements that involve certain risks and uncertainties.

These statements are based on certain assumptions and analyses made in light of our experience and perception of historical trends, current conditions and expected future developments as well as other factors that we believe are appropriate in the circumstances. While these statements represent our judgment on what the future may hold, and we believe these judgments are reasonable, these statements are not guarantees of any events or financial results. Whether actual future results and developments will conform with our expectations and predictions is subject to a number of risks and uncertainties, including the risks and uncertainties discussed in this prospectus, any applicable prospectus supplement and the documents incorporated by reference under the captions “Risk Factors” and “Special Note Regarding Forward-Looking Statements” and elsewhere in those documents.

Consequently, all of the forward-looking statements made in this prospectus as well as all of the forward-looking statements incorporated by reference to our filings under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are qualified by these cautionary statements and there can be no assurance that the actual results or developments that we anticipate will be realized or, even if realized, that they will have the expected consequences to or effects on us and our subsidiaries or our businesses or operations. We caution investors not to place undue reliance on forward-looking statements. We undertake no obligation to update publicly or otherwise revise any forward-looking statements, whether as a result of new information, future events, or other such factors that affect the subject of these statements, except where we are expressly required to do so by law.

12

Use of Proceeds

All shares of our Common Stock offered by this prospectus are being registered for the accounts of the selling stockholders and we will not receive any proceeds from the sale of these shares. However, we will receive proceeds from the exercise of the Warrants if the Warrants are exercised for cash. We intend to use those proceeds, if any, for general corporate purposes. The holders of the Warrants are not obligated to exercise their Warrants for cash, and we cannot predict whether holders of the Warrants will choose to exercise all or any of their Warrants for cash.

13

Selling Stockholders

Unless the context otherwise requires, as used in this prospectus, “selling stockholders” includes the selling stockholders listed below and donees, pledgees, transferees or other successors-in-interest selling shares received after the date of this prospectus from the selling stockholders as a gift, pledge or other non-sale related transfer.

We have prepared this prospectus to allow the selling stockholders or their successors, assignees or other permitted transferees to sell or otherwise dispose of, from time to time, up to 6,511,799 shares of our Common Stock.

The Common Stock being offered by the selling stockholders are those (i) issuable to the selling stockholders upon conversion of the Series H Preferred Shares, exercise of the Warrants, conversion of the Series I Preferred Shares and (ii) the Advisory Shares. For additional information regarding the issuance of the Series H Preferred Shares and the Warrants, see “Private Placement of Series H Preferred Shares and Warrants” above. For additional information regarding the issuance of the Series I Preferred Shares and the Advisory Shares, see “Membership Interest Purchase Agreement” above. We are registering the Series H Conversion Shares, Warrant Shares, Series I Conversion Shares and Advisory Shares in order to permit the selling stockholders to offer the shares for resale from time to time. The selling stockholders may also sell, transfer or otherwise dispose of all or a portion of their shares in transactions exempt from the registration requirements of the Securities Act, or pursuant to another effective registration statement covering those shares.

Relationships with the Selling Stockholders

Except for the ownership of the Series H Preferred Shares and the Warrants issued pursuant to the Purchase Agreement and the Engagement Agreements, as applicable, and except as described below, in our periodic reports and current reports filed with the SEC from time to time, the selling stockholders have not had any material relationship with us within the past three years.

Information About Selling Stockholders Offering

The table below lists the selling stockholders and other information regarding the beneficial ownership (as determined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) of the shares of Common Stock held by each of the selling stockholders. The second column (titled “Number of Shares of Common Stock Owned Prior to Offering”) lists the number of shares of Common Stock beneficially owned by the selling stockholders, based on their respective ownership of shares of Common Stock (including any Advisory Shares), Series H Preferred Shares, Warrants and Series I Preferred Shares as of October 2, 2025, assuming conversion of the Series H Preferred Shares, exercise of the Warrants and conversion of the Series I Preferred Shares and any other warrants held by each such selling stockholder on that date, but taking account of any limitations on conversion and exercise set forth therein.

The third column (titled “Maximum Number of Shares of Common Stock to be Sold Pursuant to this Prospectus”) lists the shares of Common Stock being offered by this prospectus by the selling stockholders and does not take in account any limitations on (i) conversion of the Series H Preferred Shares set forth therein, (ii) exercise of the Warrants set forth therein or (iii) conversion of the Series I Preferred Shares set forth therein.

The third, fourth and fifth columns (titled “Number of Shares of Common Stock Owned After Offering” and “Percentage of Common Stock Owned After Offering”) assume (i) the conversion of the Series H Preferred Shares at the Floor Price, (ii) exercise of the Warrants at the initial exercise price, (iii) the conversion of the Series I Preferred Shares at the Series I Conversion Price and (iv) the sale of all of the shares offered by the selling stockholders pursuant to this prospectus. Because the conversion price of the Series H Preferred Shares and the Series I Preferred Shares and the exercise price of the Warrants may be adjusted, the number of shares that will actually be issued may be more or less than the number of shares being offered by this prospectus.

The terms of the Series H Registration Rights Agreement require us to register the number of shares of Common Stock equal to the sum of (i) 200% of the maximum number of Series H Conversion Shares issuable upon conversion of the Series H Preferred Shares ((x) assuming for purposes hereof that the Series H Preferred Shares are convertible at the Floor Price (as defined herein) and (y) any such conversion shall not take into account any limitations on the conversion of the Series H Preferred Shares set forth in the Series H Certificate of Designations) and (ii) 200% of the maximum number of Warrant Shares issuable upon exercise of the Investor Warrants ((x) assuming for purposes hereof that such Investor Warrants will be exercised at the initial exercise price as set forth in such Investor Warrants and (y) any such exercise shall not take into account any limitations on the exercise of such Investor Warrants as set forth therein), in each case subject to the adjustments set forth in the Series H Certificate of Designations and Warrants.

14

The terms of the Series I Registration Rights Agreement require us to register, among other things, the number of shares of Common Stock equal to the sum of 100% of the Series I Conversion Shares ((x) assuming for purposes hereof that the Series I Preferred Shares are convertible at the Series I Conversion Price and (y) any such conversion shall not take into account any limitations on the conversion of the Series I Preferred Shares set forth in the Series I Certificate of Designations) promptly following the closing date of the Acquisition, but in no event later than 30 calendar days after the closing date of the Acquisition, and to have such Series I Registration Statement declared effective by the 60th calendar day following the filing date (or 90 days in case of a “full review” by the SEC).

Additionally, we are registering 100% of the maximum number of Placement Agent Warrant Shares issuable upon exercise of the Placement Agent Warrants issued to the Placement Agents (without taking into account any limitations on the exercise of such Placement Agent Warrants set forth therein). We are also registering the Advisory Shares to be issued to Palladium pursuant to the Advisory Agreement.

Under the terms of the Series H Certificate of Designations, the Series I Certificate of Designations and the Warrants, a selling stockholder may not convert the Series H Preferred Shares, convert the Series I Preferred Shares or exercise the Warrants to the extent (but only to the extent) such selling stockholder or any of its affiliates would beneficially own a number of shares of our shares of Common Stock which would exceed 4.99%, or, at the election of the selling stockholder, 9.99% of the outstanding shares of the Company. The number of shares in the second column reflects these limitations. The selling stockholders may sell all, some or none of their shares in this offering. See “Plan of Distribution.”

Name of Selling Stockholder	Number of Shares of Common Stock Owned Prior to Offering (1)	Maximum Number of Shares of Common Stock to be Sold Pursuant to this Prospectus	Number of shares of Common Stock Owned After Offering	Percentage of Common Stock Owned After Offering
Iroquois Capital Investment Group, LLC (2)	152,582	120,000	152,582	4.99%
Iroquois Master Fund Ltd. (2)	152,582	480,000	152,582	4.99%
Intracoastal Capital LLC (3)	156,390	600,000	156,390	4.99%
The Hewlett Fund LP (4)	156,390	400,000	156,390	4.99%
Pharmacyte Biotech Inc. (5)	9,095,638	2,400,000	3,790,951	69.21%
Daniel Farb (6)	160,000	160,000	-	-
Five Narrow Lane (7)	152,582	800,000	152,582	4.99%
Bernard Sammy Tolub (8)	80,000	80,000	-	-
Nadav Kidron (9)	312,105	312,105	-	-
Aramas Capital (10)	156,390	80,000	156,390	4.99%
Rodman & Renshaw, LLC (11)	200,000	200,000	-	-
NJR Capital, LLC (12)	80,000	80,000	-	-
Palladium Capital Group, LLC (13)	15,433	15,433	-	-
Elisheva Ansbacher (14)	224,209	224,209	-	-
Kidron Management LLC (15)	37,369	37,369	-	-
Cutter Mill Capital LLC (16)	242,893	242,893	-	-
GWD Holdings LLC (17)	37,369	37,369	-	-
Wilson Drive Holdings LLC (18)	93,421	93,421	-	-
Michael Vasinkevich (19)	41,006	41,006	-	-
Craig Schwabe (20)	14,540	14,540	-	-
Charles Worthman (21)	198	198	-	-
David Dinkin (22)	23,256	23,256	-	-
Michael Silverman (23)	42,000	42,000	-	-
Jeffrey Berman (24)	21,000	21,000	-	-
Albert Pezone (25)	7,000	7,000	-	-

* Less than 1%

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(1) This table and the information in the notes below are based upon information available to the Company and upon 2,977,672 shares of Common Stock issued and outstanding as of October 2, 2025. Any securities not outstanding which are subject to options, warrants, rights or conversion privileges are deemed to be outstanding for the purpose of computing the percentage of outstanding securities of the class owned by such selling stockholder but are not deemed to be outstanding for the purpose of computing the percentage of the class by any other selling stockholder. Except as expressly noted in the footnotes below, beneficial ownership has been determined in accordance with Rule 13d-3 under the Exchange Act. The amounts set forth in this column reflect the application of various limitations on the issuance of Series H Conversion Shares and Warrant Shares in the Series H Certificate of Designations and the Warrants, respectively, including beneficial ownership limitations and limitations under the rules or regulations of Nasdaq.

(2) Shares of Common Stock to be sold pursuant to this prospectus represent the number of shares of Common Stock that may be issued, in the aggregate, upon conversion or exercise (as the case may be) of any Series H Preferred Shares or any Warrants beneficially owned by the selling stockholder. Other shares of Common Stock beneficially owned prior to this offering consist of (i) 72,500 shares of Common Stock, and (ii) 2,536,212 shares of Common Stock issuable upon exercise of certain warrants (subject to a 4.99% beneficial ownership blocker) that are currently exercisable or exercisable within 60 days of October 3, 2025.

The shares are held directly by IMF and ICIG. Iroquois Capital Management LLC (“Iroquois”) is the investment manager of IMF. Iroquois has voting control and investment discretion over securities held by IMF. As Managing Members of Iroquois, Richard Abbe and Kimberly Page make voting and investment decisions on behalf of Iroquois in their capacity as investment manager to IMF. As a result of the foregoing, Mr. Abbe and Mrs. Page may be deemed to have beneficial ownership (as determined under Section 13(d) of the Exchange Act) of the securities held by Iroquois and IMF. Richard Abbe is the managing member of ICIG. Mr. Abbe has voting control and investment discretion over securities held by ICIG. As such, Mr. Abbe may be deemed to be the beneficial owner (as determined under Section 13(d) of the Exchange Act) of the securities held by ICIG. Each of Iroquois, Mr. Abbe and Ms. Page disclaims beneficial ownership over the securities listed except to the extent of their pecuniary interest therein. IMF and ICIG’s address is 2 Overhill Road, Suite 400, Scarsdale, NY 10583.

(3) Shares of Common Stock to be sold pursuant to this prospectus represent the number of shares of Common Stock that may be issued, in the aggregate, upon conversion or exercise (as the case may be) of any Series H Preferred Shares or any Warrants beneficially owned by the selling stockholder. Other shares of Common Stock beneficially owned prior to this offering consist of 2,978,514 shares of Common Stock issuable upon exercise of certain warrants (subject to a 4.99% beneficial ownership blocker) that are currently exercisable or exercisable within 60 days of October 3, 2025.

Mitchell P. Kopin (“Mr. Kopin”) and Daniel B. Asher (“Mr. Asher”), each of whom are managers of Intracoastal Capital LLC (“Intracoastal”), have shared voting control and investment discretion over the securities reported herein that are held by Intracoastal. As a result, each of Mr. Kopin and Mr. Asher may be deemed to have beneficial ownership (as determined under Section 13(d) of the Exchange Act of the securities reported herein that are held by Intracoastal. The address of Intracoastal is 245 Palm Trail, Delray Beach, FL 33483.

(4) Shares of Common Stock to be sold pursuant to this prospectus represent the number of shares of Common Stock that may be issued, in the aggregate, upon conversion or exercise (as the case may be) of any Series H Preferred Shares or any Warrants beneficially owned by the selling stockholder. Other shares of Common Stock beneficially owned prior to this offering consist of (i) 708,244 shares of Common Stock issuable upon exercise of certain warrants (subject to a 4.99% beneficial ownership blocker) that are currently exercisable or exercisable within 60 days of October 3, 2025, and (ii) 37,671 shares of Common Stock issuable upon conversion of Series G Preferred Stock (subject to a 4.99% beneficial ownership blocker)

The shares are held by The Hewlett Fund LP (“Hewlett”). Martin Chopp, as General Partner of Hewlett, has voting and dispositive power over the securities held by Hewlett. As such, Mr. Chopp may be deemed to be the beneficial owner (as determined under Section 13(d) of the Exchange Act) of the securities held by Hewlett. Hewlett’s address is 100 Merrick Road, Suite 400W, Rockville Centre, NY 11570.

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(5) Shares of Common Stock to be sold pursuant to this prospectus represent the number of shares of Common Stock that may be issued, in the aggregate, upon conversion or exercise (as the case may be) of any Series H Preferred Shares or any Warrants beneficially owned by the selling stockholder. Other shares of Common Stock beneficially owned prior to this offering consist of (i) 4,152,702 shares of Common Stock issuable upon exercise of certain warrants that are currently exercisable or exercisable within 60 days of October 3, 2025, and (iii) 1,714,600 shares of Common Stock issuable upon conversion of Series G Preferred Stock.

The shares are held by Pharmacyte Biotech, Inc. (“Pharmacyte”). The address of Pharmacyte is 3960 Howard Hughes Parkway, Suite 500, Las Vegas, Nevada 89169.

(6) Shares of Common Stock to be sold pursuant to this prospectus represent the number of shares of Common Stock that may be issued, in the aggregate, upon conversion or exercise (as the case may be) of any Series H Preferred Shares or any Warrants beneficially owned by the selling stockholder.

The shares are held by Daniel Farb. The address of Daniel Farb is 100 Essex Road, Newton, MA 02467.

(7) Shares of Common Stock to be sold pursuant to this prospectus represent the number of shares of Common Stock that may be issued, in the aggregate, upon conversion or exercise (as the case may be) of any Series H Preferred Shares or any Warrants beneficially owned by the selling stockholder. Other shares of Common Stock beneficially owned prior to this offering consist of (i) 3,745 shares of Common Stock, (ii) 384,934 shares of Common Stock issuable upon exercise of certain warrants (subject to a 4.99% beneficial ownership blocker) that are currently exercisable or exercisable within 60 days of October 3, 2025, and (iii) 25,213 shares of Common Stock issuable upon conversion of Series G Preferred Stock (subject to a 4.99% beneficial ownership blocker).

The shares are held by Five Narrow Lane (“Five Narrow”). Arie Rabinowitz and Joe Hammer have voting and dispositive control with respect to the securities being offered. As such, each of Arie Rabinowitz and Joe Hammer may be deemed to be the beneficial owner (as determined under Section 13(d) of the Exchange Act) of the securities held by Five Narrow. The address of Five Narrow is 510 Madison Avenue, Suite 1400, New York, NY 10022.

(8) Shares of Common Stock to be sold pursuant to this prospectus represent the number of shares of Common Stock that may be issued, in the aggregate, upon conversion or exercise (as the case may be) of any Series H Preferred Shares or any Warrants beneficially owned by the selling stockholder.

Bernard Sammy Tolub’s address is Dugit St 8 Caesarea, Israel.

(9) Shares of Common Stock to be sold pursuant to this prospectus represent the number of shares of Common Stock that may be issued, in the aggregate, upon conversion or exercise (as the case may be) of any Series H Preferred Shares or any Warrants beneficially owned by the selling stockholder.

Nadav Kidron’s address is 10 Eliezer Hagadol St., Jerusalem, Israel.

(10) Shares of Common Stock to be sold pursuant to this prospectus represent the number of shares of Common Stock that may be issued, in the aggregate, upon conversion or exercise (as the case may be) of any Series H Preferred Shares or any Warrants beneficially owned by the selling stockholder. Other shares of Common Stock beneficially owned prior to this offering consist of (i) 118,650 shares of Common Stock issuable upon exercise of certain warrants (subject to a 4.99% beneficial ownership blocker) that are currently exercisable or exercisable within 60 days of October 3, 2025, and (iii) 59,324 shares of Common Stock issuable upon conversion of Series G Preferred Stock (subject to a 4.99% beneficial ownership blocker).

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The shares are held by Aramas Capital (“Aramas”). The address of Aramas is c/o Aramas Capital Holdings, LLC 19 Orchard Street, Manhasset, NY 11030.

(11) Shares of Common Stock to be sold pursuant to this prospectus represent the number of shares of Common Stock that may be issued, in the aggregate, upon conversion or exercise (as the case may be) of any Series H Preferred Shares or any Warrants beneficially owned by the selling stockholder.

The shares are held by Rodman & Renshaw, LLC (“Rodman”). Kenneth Kirsch in his capacity as Chief Financial Officer of Rodman exercises voting and dispositive control over the securities reported herein that are held by Rodman. The address of Rodman is 600 Lexington Avenue, New York, NY 10022.

(12) Shares of Common Stock to be sold pursuant to this prospectus represent the number of shares of Common Stock that may be issued, in the aggregate, upon conversion or exercise (as the case may be) of any Series H Preferred Shares or any Warrants beneficially owned by the selling stockholder.

The shares are held by NJR Capital, LLC (“NJR”). NJR’s address is 7110 Iselgrove PL, Boca Raton, FL 33433.

(13) Shares of Common Stock to be sold pursuant to this prospectus represent the number of shares of Common Stock that may be issued, in the aggregate, upon the issuance of any Advisory Shares to the selling stockholder.

The shares are held by Palladium Capital Group, LLC (“Palladium”). Palladium’s address is 152 West 57th Street, New York, NY 10019.

(14) Shares of Common Stock to be sold pursuant to this prospectus represent the number of shares of Common Stock that may be issued, in the aggregate, upon conversion of any Series I Preferred Shares beneficially owned by the selling stockholder.

Elisheva Ansbacher’s address is 7 Chovevey Tsion St., Jerusalem, Israel.

(15) Shares of Common Stock to be sold pursuant to this prospectus represent the number of shares of Common Stock that may be issued, in the aggregate, upon conversion of any Series I Preferred Shares beneficially owned by the selling stockholder.

The shares are held by Kidron Management LLC (“Kidron”). Nadav Kidron is a manager of Kidron Management LLC (“Kidron”) and has voting control and investment discretion over the securities reported herein that are held by Kidron. The address of Kidron is 6654 Sweet Maple Ln., Boca Raton, FL 33433.

(16) Shares of Common Stock to be sold pursuant to this prospectus represent the number of shares of Common Stock that may be issued, in the aggregate, upon conversion of any Series I Preferred Shares beneficially owned by the selling stockholder.

The shares are held by Cutter Mill Capital LLC (“Cutter Mill”). Michael Vasinkevich is a manager of Cutter Mill and has voting control and investment discretion over the securities reported herein that are held by Cutter Mill. The address of Cutter Mill is 600 Lexington Ave., 32nd Floor, New York, NY 10022.

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(17) Shares of Common Stock to be sold pursuant to this prospectus represent the number of shares of Common Stock that may be issued, in the aggregate, upon conversion of any Series I Preferred Shares beneficially owned by the selling stockholder.

The shares are held by GWD Holdings LLC (“GWD”). David Dinkin is a manager of GWD and has voting control and investment discretion over the securities reported herein that are held by GWD. The address of GWD is 600 Lexington Ave., New York, NY 10022.

(18) Shares of Common Stock to be sold pursuant to this prospectus represent the number of shares of Common Stock that may be issued, in the aggregate, upon of any Series I Preferred Shares beneficially owned by the selling stockholder.

The shares are held by Wilson Drive Holdings LLC (“Wilson Drive”). Craig Schwabe is a manager of Wilson Drive and has voting control and investment discretion over the securities reported herein that are held by Wilson Drive. The address of Wilson Drive is 600 Lexington Ave., 32nd Floor, New York, NY 10022.

(19) Shares of Common Stock to be sold pursuant to this prospectus represent the number of shares of Common Stock that may be issued, in the aggregate, upon exercise of any Placement Agent Warrants beneficially owned by the selling stockholder. The selling stockholder is affiliated with Wainwright, a registered broker-dealer with a registered address of H.C. Wainwright & Co., LLC, 430 Park Ave, 3rd Floor, New York, NY 10022. Wainwright acted as placement agent in the Private Placement. The Selling Stockholder has sole voting and dispositive power over the securities held, acquired the securities in the ordinary course of business and, at the time the securities were acquired, the Selling Stockholder had no agreement or understanding, directly or indirectly, with any person to distribute such securities.

Michael Vasinkevich’s address is 600 Lexington Ave., New York, NY 10022.

(20) Shares of Common Stock to be sold pursuant to this prospectus represent the number of shares of Common Stock that may be issued, in the aggregate, upon exercise of any Warrants beneficially owned by the selling stockholder. The selling stockholder is affiliated with Wainwright, a registered broker-dealer with a registered address of H.C. Wainwright & Co., LLC, 430 Park Ave, 3rd Floor, New York, NY 10022. Wainwright acted as placement agent in the Private Placement. Craig Schwabe has sole voting and dispositive power over the securities held, acquired the securities in the ordinary course of business and, at the time the securities were acquired, the Craig Schwabe had no agreement or understanding, directly or indirectly, with any person to distribute such securities.

Craig Schwabe’s address is 600 Lexington Ave., New York, NY 10022.

(21) Shares of Common Stock to be sold pursuant to this prospectus represent the number of shares of Common Stock that may be issued, in the aggregate, upon exercise of any Placement Agent Warrants beneficially owned by the selling stockholder. The selling stockholder is affiliated with Wainwright, a registered broker-dealer with a registered address of H.C. Wainwright & Co., LLC, 430 Park Ave, 3rd Floor, New York, NY 10022. Wainwright acted as placement agent in the Private Placement. Charles Worthman has sole voting and dispositive power over the securities held, acquired the securities in the ordinary course of business and, at the time the securities were acquired, Charles Worthman had no agreement or understanding, directly or indirectly, with any person to distribute such securities.

(22) Shares of Common Stock to be sold pursuant to this prospectus represent the number of shares of Common Stock that may be issued, in the aggregate, upon exercise of any Placement Agent Warrants beneficially owned by the selling stockholder. The selling stockholder is affiliated with Rodman, a registered broker-dealer with a registered address of Rodman & Renshaw LLC, 600 Lexington Ave., New York, NY 10022 Rodman acted as placement agent in the Private Placement. David Dinkin has sole voting and dispositive power over the securities held, acquired the securities in the ordinary course of business and, at the time the securities were acquired, David Dinkin had no agreement or understanding, directly or indirectly, with any person to distribute such securities.

(23) Shares of Common Stock to be sold pursuant to this prospectus represent the number of shares of Common Stock that may be issued, in the aggregate, upon exercise of any Placement Agent Warrants beneficially owned by the selling stockholder. The Placement Agent Warrants are held by Michael Silverman as nominee of GP Nurmenkari Inc.

Michael Silverman’s address is c/o GP Nurmenkari Inc., 22 Elizabeth Street, Norwalk, CT 06854.

(24) Shares of Common Stock to be sold pursuant to this prospectus represent the number of shares of Common Stock that may be issued, in the aggregate, upon exercise of any Placement Agent Warrants beneficially owned by the selling stockholder. The Placement Agent Warrants are held by Jeffrey Berman as nominee of GP Nurmenkari Inc.

Jeffrey Berman’s address is c/o GP Nurmenkari Inc., 22 Elizabeth Street, Norwalk, CT 06854.

(25) Shares of Common Stock to be sold pursuant to this prospectus represent the number of shares of Common Stock that may be issued, in the aggregate, upon exercise of any Placement Agent Warrants beneficially owned by the selling stockholder. The Placement Agent Warrants are held by Albert Pezone as nominee of GP Nurmenkari Inc.

Albert Pezone’s address is c/o GP Nurmenkari Inc., 22 Elizabeth Street, Norwalk, CT 06854.

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Plan of Distribution

We are registering the Advisory Shares, shares of Common Stock issuable upon conversion of the Series H Preferred Shares, shares of Common Stock issuable upon exercise of the Warrants and shares of Common Stock issuable upon conversion of the Series I Preferred Shares to permit the resale of these shares of Common Stock by the applicable holders from time to time after the date of this prospectus. We will not receive any of the proceeds from the sale by the selling stockholders of the shares of Common Stock, although we will receive the exercise price of any Warrants not exercised by the selling stockholders on a cashless exercise basis. We will bear all fees and expenses incident to our obligation to register the shares of Common Stock.

Each selling stockholder of the securities and any of their pledgees, assignees and successors-in-interest may sell all or a portion of the shares of Common Stock held by them and offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents. If the shares of Common Stock are sold through underwriters or broker-dealers, the selling stockholders will be responsible for underwriting discounts or commissions or agent’s commissions. The shares of Common Stock may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at prices related to prevailing market prices, varying prices determined at the time of sale or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions, pursuant to one or more of the following methods:

●	on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;

●	in the over-the-counter market;

●	in transactions otherwise than on these exchanges or systems or in the over-the-counter market;

●	through the writing or settlement of options, whether such options are listed on an options exchange or otherwise;

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	block trades in which the broker-dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	short sales made after the date the Registration Statement is declared effective by the SEC;

●	broker-dealers may agree with a selling security holder to sell a specified number of such shares at a stipulated price per share;

●	a combination of any such methods of sale; and

●	any other method permitted pursuant to applicable law

The selling stockholders may also sell securities under Rule 144 or any other exemption from registration under the Securities Act, if available, rather than under this prospectus.

In addition, the selling stockholders may transfer the securities by other means not described in this prospectus. If the selling stockholders effect such transactions by selling securities to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the selling stockholders or commissions from purchasers of the securities for whom they may act as agent or to whom they may sell as principal (which discounts, concessions or commissions as to particular underwriters, broker-dealers or agents may be in excess of those customary in the types of transactions involved). In connection with sales of the securities or otherwise, the selling stockholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the securities in the course of hedging in positions they assume. The selling stockholders may also sell securities short and deliver securities covered by this prospectus to close out short positions and to return borrowed shares in connection with such short sales. The selling stockholders may also loan or pledge securities to broker-dealers that in turn may sell such securities.

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The selling stockholders may pledge or grant a security interest in some or all of the securities owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the securities from time to time pursuant to this prospectus or any amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending, if necessary, the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus. The selling stockholders also may transfer and donate the securities in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

To the extent required by the Securities Act and the rules and regulations thereunder, the selling stockholders and any broker-dealer participating in the distribution of the securities may be deemed to be “underwriters” within the meaning of the Securities Act, and any commission paid, or any discounts or concessions allowed to, any such broker-dealer may be deemed to be underwriting commissions or discounts under the Securities Act. At the time a particular offering of securities is made, a prospectus supplement, if required, will be distributed, which will set forth the aggregate amount of securities being offered and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the selling stockholders and any discounts, commissions or concessions allowed or re-allowed or paid to broker-dealers.

Under the securities laws of some states, the securities may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the securities may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

There can be no assurance that any selling stockholder will sell any or all of the securities registered pursuant to the registration statement of which this prospectus forms a part.

The selling stockholders and any other person participating in such distribution will be subject to applicable provisions of the Exchange Act, and the rules and regulations thereunder, including, without limitation, to the extent applicable, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the shares of securities by the selling stockholders and any other participating person. To the extent applicable, Regulation M may also restrict the ability of any person engaged in the distribution of the securities to engage in market-making activities with respect to such securities. All of the foregoing may affect the marketability of the securities and the ability of any person or entity to engage in market-making activities with respect to the securities.

We will pay all expenses of the registration of the securities pursuant to the Series H Registration Rights Agreement and Series I Registration Rights Agreement, estimated to be $60,000 in total, including, without limitation, SEC filing fees and expenses of compliance with state securities or “blue sky” laws; provided, however, a selling stockholder will pay all underwriting discounts and selling commissions, if any. We will indemnify the selling stockholders against liabilities, including some liabilities under the Securities Act in accordance with the Series H Registration Rights Agreement and Series I Registration Rights Agreement or the selling stockholders will be entitled to contribution. We may be indemnified by the selling stockholders against civil liabilities, including liabilities under the Securities Act that may arise from any written information furnished to us by the selling stockholder specifically for use in this prospectus, in accordance with the related registration rights agreements or we may be entitled to contribution.

Once sold under the registration statement, of which this prospectus forms a part, the securities will be freely tradable in the hands of persons other than our affiliates.

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Legal Matters

The validity of the securities offered by this prospectus will be passed upon for us by Haynes and Boone, LLP, New York, New York.

Experts

The consolidated financial statements of Q/C Technologies, Inc. as of and for the year ended December 31, 2024, incorporated by reference in this prospectus, which is a part of this registration statement and accompanying prospectus, have been audited by Stephano Slack LLC, an independent registered public accounting firm, as stated in their report (which report includes an explanatory paragraph about the Company’s ability to continue as a going concern). Such consolidated financial statements have been incorporated herein by reference in reliance on the report of such firm given upon their authority as experts in accounting and auditing.

The consolidated financial statements of Q/C Technologies, Inc. (formerly MyMD Pharmaceuticals, Inc.) as of and for the year ended December 31, 2023, incorporated by reference in this prospectus, which is a part of this registration statement and accompanying prospectus, have been audited by Morison Cogen LLP, an independent registered public accounting firm, as stated in their report (which report includes an explanatory paragraph about the Company’s ability to continue as a going concern). Such consolidated financial statements have been incorporated herein by reference in reliance on the report of such firm given upon their authority as experts in accounting and auditing.

Where You Can Find More Information

We have filed with the SEC a registration statement on Form S-3 under the Securities Act with respect to the securities offered by this prospectus. This prospectus, filed as part of the registration statement, does not contain all the information set forth in the registration statement and its exhibits and schedules, portions of which have been omitted as permitted by the rules and regulations of the SEC. For further information about us, we refer you to the registration statement and to its exhibits and schedules.

We file annual, quarterly and current reports and other information with the SEC. The SEC maintains an internet website at www.sec.gov that contains periodic and current reports, proxy and information statements, and other information regarding registrants that are filed electronically with the SEC.

These documents are also available, free of charge, through the Investors section of our website, which is located at www.tnfpharma.com. Information contained on our website is not incorporated by reference into this prospectus and you should not consider information on our website to be part of this prospectus.

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Incorporation of Certain Information by Reference

The SEC allows us to “incorporate by reference” the information we have filed with it, which means that we can disclose important information to you by referring you to those documents. The information we incorporate by reference is an important part of this prospectus, and later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future documents (excluding information furnished pursuant to Items 2.02 and 7.01 of Form 8-K) we file with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, subsequent to the date of this prospectus and prior to the termination of the offering:

●	our Annual Report on Form 10-K for the year ended December 31, 2024, filed with the SEC on April 11, 2025;

●	our Quarterly Report on Form 10-Q for the quarter ended March 31, 2025, filed with the SEC on May 15, 2025, our Quarterly Report on Form 10-Q for the quarter ended June 30, 2025, filed with the SEC on August 19, 2025, and our Quarterly Report on Form 10-Q for the quarter ended September 30, 2025, filed with the SEC on November 19, 2025;

●	our Current Reports on Form 8-K and Form 8-K/A filed with the SEC on March 21, 2025, April 11, 2025, May 9, 2025, June 6, 2025, September 2, 2025, September 5, 2025, September 10, 2025, September 26, 2025, October 3, 2025, October 6, 2025, and November 14, 2025; and

●	the description of our Common Stock that is included as Exhibit 4.1 to our Annual Report on Form 10-K for the fiscal year ended December 31, 2024, filed with the SEC on April 11, 2025, including any amendments thereto or reports filed for the purposes of updating this description.

All filings filed by us pursuant to the Securities Exchange Act of 1934, as amended, after the date of the initial filing of this registration statement and prior to the effectiveness of such registration statement (excluding information furnished pursuant to Items 2.02 and 7.01 of Form 8-K) shall also be deemed to be incorporated by reference into the prospectus.

You should rely only on the information incorporated by reference or provided in this prospectus. We have not authorized anyone else to provide you with different information. Any statement contained in a document incorporated by reference into this prospectus will be deemed to be modified or superseded for the purposes of this prospectus to the extent that a later statement contained in this prospectus or in any other document incorporated by reference into this prospectus modifies or supersedes the earlier statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus. You should not assume that the information in this prospectus is accurate as of any date other than the date of this prospectus or the date of the documents incorporated by reference in this prospectus.

We will provide without charge to each person to whom a copy of this prospectus is delivered, upon written or oral request, a copy of any or all of the reports or documents that have been incorporated by reference in this prospectus but not delivered with this prospectus (other than an exhibit to these filings, unless we have specifically incorporated that exhibit by reference in this prospectus). Any such request should be addressed to us at:

Q/C Technologies, Inc.

1185 Avenue of the Americas

New York, NY

(856) 848-8698

You may also access the documents incorporated by reference in this prospectus through our website at www.tnfpharma.com. Except for the specific incorporated documents listed above, no information available on or through our website shall be deemed to be incorporated in this prospectus or the registration statement of which it forms a part.

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6,511,799 Shares

Q/C Technologies, Inc.

COMMON STOCK

PROSPECTUS

November 28, 2025